THIS CONVERTIBLE LOAN AGREEMENT ("**Agreement**") is made this 29th day of September, 2016 (the "**Effective Date**") between **PIVOT PHARMACEUTICALS INC.** (the "**Corporation**") and **AVRO CAPITAL PARTNERS INC.** (the "**Lender**").

WHEREAS:

A. The Lender is willing to lend the sum of up to $1,500,000 to the Corporation on the terms and conditions set forth in this Agreement.

B. The Corporation wishes to accept this loan.

IN CONSIDERATION of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1 INTERPRETATION

1.1 Definitions

In this Agreement:

(a) "**Act**" means the *Business Corporations Act* (British Columbia);

(b) "**Affiliate**" has the meaning attributed to such term in the Act;

(c) "**Agreement**" means this convertible loan agreement, the recitals and all schedules hereto, and includes all written amendments to the foregoing;

(d) "**Avro Structure**" has the meaning attributed to such term in Section 2.2(a)(iii);

(e) "**Business**" means the business presently conducted by the Corporation which consists of the business of developing and commercializing therapeutic pharmaceutical products, focused on identifying new therapeutic treatments for women's health;

(f) "**Business Day**" means any day, other than Saturday, Sunday or any statutory holiday in the Province of British Columbia;

(g) "**Change of Control**" of a Person means the sale or exchange of the shares of such Person, the merger, amalgamation, arrangement or other business combination or a recapitalization or refinancing of the Person or any other similar arrangement or series of transactions under which the holders of voting securities of the Person holding more than 50% of the voting rights to elect the directors of the Person immediately prior to the transaction hold, immediately after such transaction, directly or indirectly, less than 50% of the voting power to elect the directors of the Person or the entity resulting from the transaction or the acquisition by any one Person of 50% or more of the voting shares of the Corporation;

(h) "**Claims**" means, in respect of any matter, all claims, liabilities, obligations, debts, demands, costs, damages, expenses, losses, (including special, punitive, exemplary, consequential and indirect damages), expenses, suits, orders, actions, proceedings (governmental, administrative or otherwise), judgments, orders, reviews, inquiries, investigations, audits, including interest, penalties, fines, court costs and reasonable lawyer's fees and disbursements on a solicitor-client full indemnity basis;

(i) "**Closing Date**" means the date on which the disbursement of the Initial Advance of the Loan shall be made to the Corporation by the Lender;

(j) "**Common Shares**" means the common shares in the capital of the Corporation;

(k) "**Conversion Date**" means the date upon which the Loan shall be converted into Common Shares pursuant to Section 2.6;

(l) "**Conversion Notice**" means a notice in a form acceptable to the Lender, which form shall include a duly executed Subscription Agreement;

(m) "**Conversion Price**" means the five day average trading price of the Common Shares as determined as of the date Effective Date;

(n) "**Dissolution Event**" means (i) the sale, transfer, lease, licence or other disposition of all or substantially all of the assets or enterprise of the Corporation; (ii) a Change of Control of the Corporation; or (iii the voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation;

(o) "**Encumbrance**" means any security interest, lien, charge, pledge, encumbrance, hypothec, mortgage, adverse or prior claim or title retention agreement or third party interest of any nature or kind whatsoever;

(p) "**Event of Default**" has the meaning set forth in Section 2.8;

(q) "**Existing Stock Option Plan**" means that certain stock option plan adopted by the Corporation on December 30, 2015;

(r) "**Financial Statements**" means (i) the annual financial statements of the Corporation as at January 31, 2016 for the 12-month period then ended, and (ii) the unaudited monthly statements of the Corporation up to and including July 31, 2016, copies of which are attached hereto as Schedule 1.1(r);

(s) "**GAAP**" means the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date such calculation is made or required to be made in accordance with generally accepted accounting principles applied on a basis consistent with preceding years, and for fiscal periods ended after December 31, 2010, means Private Enterprise Generally Accepted Accounting Principles as provided for in the Handbook of the Canadian Institute of Chartered Accountants, Part 2 "Accounting Standards for Private Enterprise";

(t) "**Indebtedness**" means, in reference to a particular time, the outstanding amount of Principal Amount owing by the Corporation to the Lender, together with Interest thereon;

(u) "**Interest**" has the meaning set forth in Section 0;

(v) "**Initial Advance**" has the meaning set forth in Section 2.1(a);

(w) "**Liquidity Event**" means (i) any initial public offering or private placement by the Corporation, or (ii) any refinancing obtained by the Corporation;

(x) "**Loan**" has the meaning attributed to such term in Section 2.1;

(y) "**Material Adverse Change**" means any event, circumstance, fact, act or omission which is or could reasonably be expected to materially affect, impair or be adverse to the nature, business, assets, liabilities, financial condition or results or operations of, the Corporation or its Business or which could reasonably be expected to materially adversely affect the ability of the Lender to recover all or any part of its investment in the Corporation, the whole to the exception and extent of any such event, circumstance or fact which affects the market or industry in general;

(z) "**Maturity Date**" means the earlier of the following dates: (i) the date on which the Lender demands payment of the Principal Amount and Interest following the occurrence of an Event of Default, provided, however, that for those Events of Default described in Sections 2.8(f), 2.8(g) and 2.8(h), the Maturity Date shall be deemed to be date of occurrence of the Event of Default regardless of whether the Lender has delivered a written notice of default of demand; (ii) the date of a Dissolution Event, if the Lender has not previously elected to convert the Loan pursuant to a duly completed and executed Conversion Notice; (iii) the date of a Liquidity Event, if the Lender has not previously elected to convert the Loan pursuant to a duly completed and executed Conversion Notice; and (iv) that date which is 6 months following the Closing Date (unless the Loan has been previously prepaid or converted in accordance with the terms and conditions set forth herein); provided that the Maturity Date shall automatically be extended by 6 months on each anniversary date unless the Lender provides written notice to the Corporation that the Maturity Date is not extended, such notice to be given not more than 90 days and not less than 30 days prior to the then next occurring Maturity Date;

(aa) "**Person**" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, corporation or company, with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

(bb) "**Principal Amount**" means the sum of $1,500,000 or such other amount as may be advanced by the Lender to the Corporation pursuant to the terms of this Agreement;

(cc) "**Responsible Officer**" means the chief executive officer, president, any executive vice-president, the chief financial officer, any vice-president, treasurer or other officer of the Corporation;

(dd) "**Subscription Agreement**" means a subscription agreement in a form acceptable to the Lender;

(ee) "**Subsidiary**" has the meaning attributed to such term in the Act;

(ff) "**Tax Authorities**" means the Canada Revenue Agency, any provincial equivalent and any applicable equivalent in countries other than Canada; and

(gg) "**Warrant Certificate**" means a warrant certificate in a form acceptable to the Lender.

1.2 Interpretation

Definitions contained in Section 1.1 are not exhaustive of the defined terms or expressions used in this Agreement and other terms or expressions may be defined throughout this Agreement. Words importing the singular number include the plural and vice versa. Words importing gender include masculine, feminine and non-gender specific parties. Derivations of terms or expressions defined herein shall have a corresponding meaning to the defined term or expression. The headings, article and section references appearing in this Agreement are inserted only as a matter of convenience and

in no way define, limit or describe the scope or intent of this Agreement or any part thereof. All of the provisions of this Agreement shall be deemed and construed to be covenants and agreements as though the words specifically expressing covenants or agreements were used in each separate provision hereof. All recitals and schedules, if any, to this Agreement are specifically incorporated herein. Any rule of construction to the effect that any ambiguity is to be resolved against the drafting party of an agreement shall not be applicable in the interpretation of this Agreement. Any reference to a statute includes all applicable regulations, all amendments to that statute or applicable regulations and any statute or applicable regulation that supplements or replaces such statutes or applicable regulations, as the case may be. Each of the provisions in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement. All money references are in Canadian Dollars. Time shall be the essence of this Agreement and of every part hereof.

1.3 Schedules

The following are the schedules attached to this Agreement which form an integral part hereof:

Schedule 1.1(r)	Financial Statements
Schedule 2.2(a)(iii)	Financing Proposal
Schedule 4.1(c)	Location of Assets
Schedule 4.1(e)	Capital of the Corporation

1.4 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

ARTICLE 2 CONVERTIBLE LOAN

2.1 Convertible Loan

Subject to the terms and conditions of this Agreement, the Lender agrees to make available to the Corporation a convertible loan (the "**Loan**") in the aggregate amount not to exceed the Principal Amount, to be made available in one or more advances:

(a) On the Closing Date, the Lender shall make an initial advance, by cheque or electronic money transfer to the Corporation, of an advance in an amount at the discretion of the Corporation of up to the aggregate amount of $500,000 (the "**Initial Advance**"); and

(b) After the Initial Advance, the Corporation may request one or more additional advances of up to and aggregate amount of $1,000,000 ("**Additional Advances**"), which shall be made available by the Lender at its sole discretion;

provided that the aggregate amount of the Initial Advance and any Additional Advances granted hereunder shall not exceed $1,500,000.

2.2 Conditions Precedent to Availability

Notwithstanding any other provisions of this Agreement, the availability of the Loan, and the obligation of the Lender to make the Initial Advance or any Additional Advance hereunder, is subject to and conditional upon each of the following:

(a) **Initial and Additional Advances**: The availability of the Initial Advance, and any Additional Advance, is conditional upon the Corporation delivering the following:

(i) an executed general security agreement in a form acceptable to the Lender;

(ii) a non-competition agreement executed by Ahmad Doroudian a form acceptable to the Lender; and

(iii) the Corporation and Ahmad Doroudian undertaking to complete a restructured transaction in respect of the intellectual property presently owned by the Corporation in a manner consistent with the investment proposal attached hereto as Schedule 2.2(a)(iii) (the "**Avro Structure**").

(b) **Additional Advances**: The availability of any Additional Advance is subject to the agreement of the Lender in its sole discretion.

2.3 Payment or Prepayment

(a) Subject to the conversion of the Loan pursuant to Section 2.6 hereof, the Principal Amount and Interest accrued thereon shall become due, and full payment of such amounts shall be made, on the Maturity Date.

(b) The Corporation covenants and agrees to cause the full repayment of the Indebtedness on or before the Maturity Date, by certified cheque drawn to the order of the Lender and delivered to the Lender's registered office or by electronic transfer as per the Lender's instructions.

(c) The Corporation shall have the right to prepay all or any portion of the outstanding Principal Amount. A documentation fee of $25,000 shall be payable by the Corporation to the Lender upon any prepayment. Any partial payment shall be applied as follows: (a) first to pay all fees and expenses incurred by the Lenders in connection with the enforcement of this Agreement or any security granted in connection herewith, (b) then to pay the Interest, (c) and then to pay the Principal Amount.

2.4 Payment or Prepayment

The Principal Amount, or such part thereof as may remain outstanding, will bear interest (the "**Interest**") at an annual rate of 8% per annum calculated daily from the Closing Date until the date of repayment or conversion of the Indebtedness and any unpaid Interest will be deemed to be principal and will accrue Interest at the aforesaid rate. The Corporation shall make interest-only payments to the Lender, quarterly in arrears commencing as of the date which is 30 days following the Closing Date, of all accrued Interest until such time as the Indebtedness is repaid in full, unless the Lender elects to convert such Interest pursuant to the terms of this Agreement.

2.5 Warrants

Concurrent with this Agreement, the Corporation will issue to the Lender a warrant pursuant to which the Lender may acquire an interest in the Corporation equal to 12% of the maximum Principal Amount

outstanding at any time under the Loan at a price equal to the ten day average trading price of the Common Shares of the Corporation determined as of the Closing Date and shall deliver to the Lender a Warrant Certificate evidencing same.

2.6 Conversion

(a) At any time prior to the Maturity Date, the Lender may elect, by delivery to the Corporation of a duly completed and executed Conversion Notice, including the Subscription Agreement forming a part thereof, to convert the Principal Amount and accrued Interest into the nearest whole number of Common Shares as is determined by dividing the aggregate of the Indebtedness as of the date of the Conversion Notice by the Conversion Price.

(b) If the Lender fails to deliver a Conversion Notice to the Corporation prior to the Maturity Date, it will be deemed to have declined to convert the Indebtedness and the Corporation shall thereafter repay the outstanding Principal Amount and accrued and unpaid Interest on the Loan on or prior to the Maturity Date.

(c) On the Conversion Date, the Corporation shall issue and deliver, or have issued and delivered, to the Lender, or in accordance with the Lenders' written instructions, one or more share certificates registered in the Lender's name, which certificate(s) shall represent the number of Common Shares which the Lender is entitled to receive pursuant to the terms hereof.

(d) For greater certainty, the Corporation shall not issue any share fractions upon the conversion of the Loan.

(e) The Common Shares which are issuable upon conversion provided for herein will, when so issued, be duly authorized, validly issued, fully paid and non-assessable.

(f) The issuance of share certificates representing the Common Shares to be issued upon conversion provided for herein shall be made without charge.

2.7 Refinancing ROFR

In the event the Corporation proceeds with a Liquidity Event pursuant to which the Corporation has requested or intends to request financing of not less of not less than $3,000,000, the Lender shall have a right of first refusal to provide financing on the same terms. The Corporation shall provide notice in writing to the Lender of such Liquidity Event, such notice to set out the terms and conditions of such financing in sufficient detail that the Lender can properly assess same. The Lender shall respond in writing to the Corporation within 5 Business Days of receipt by the Lender of notice from the Corporation stating whether it elects to provide financing on the same terms. If the Lender does not provide written notice within 5 Business Days of receipt of notice from the Corporation, the Lender will be deemed to have elected not to provide such financing.

2.8 Default and Enforcement

The following shall constitute the occurrence of an event of default under this Agreement (an "**Event of Default**"):

(a) if the Corporation fails to make quarterly payments of Interest in accordance with Section 0 and such default is not remedied within 10 Business Days of receipt of written notice from the Lender;

(b) if the Corporation does not pay the outstanding Principal Amount and the accrued Interest on the Maturity Date, or any other amounts when they become due and payable under this Agreement, and such default is not remedied by the Corporation within 10 Business Days of receipt of written notice from the Lender;

(c) if any representation or warranty made by the Corporation under this Agreement is incorrect or incomplete in any material respect when made or deemed to be made and (i) the incorrect or incomplete representation or warranty is not capable of being remedied by the Corporation, or (ii) if the matter is capable of being remedied by the Corporation, the same shall be continued unremedied for more than twenty (20) days after the earlier of a Responsible Officer of the Corporation having actual knowledge of the incorrect or misleading representation or warranty, or the Corporation receiving written notice from the Lender of such incorrect or misleading representation or warranty;

(d) the Corporation's failure to satisfy any covenant, undertaking or obligation pursuant to this Agreement or any other agreement between the Corporation and the Lender, including the failure to issue share certificates evidencing Common Shares upon conversion of the Loan as provided herein, which failure has not been cured within 10 Business Days from the receipt of a written notice from the Lender to this effect;

(e) a Material Adverse Change occurs with respect to the Corporation;

(f) if any notice of intention is filed or commenced for the possession, foreclosure, retention or sale or other disposition of, or other proceedings to enforce security over, all or any part of the assets of the Corporation;

(g) (i) if an order is issued or a resolution is adopted for the purpose of winding up the Corporation, (ii) if the Corporation becomes insolvent or files a proposal or makes an assignment of its property for the benefit of its creditors, (iii) if a petition in bankruptcy is filed against the Corporation or any Subsidiary and such petition is not dismissed within 30 days of the filing thereof, (iv) if a trustee is appointed for the Corporation pursuant to the *Bankruptcy and Insolvency Act* (Canada) or pursuant to any other legislation relating to insolvent persons, (v) if an application is filed pursuant to the *Companies' Creditors Arrangement Act* (Canada), or (vi) if a seizure is made (unless the seizure is validly contested by the Corporation) or a judgment is executed against all or a material part of the Corporation's property; or

(h) if the Corporation is no longer legally in existence or if it ceases to operate any material part of its Business.

If an Event of Default occurs or continues, the Lender shall have the option, in addition to all other rights and recourses, to require the immediate repayment of the aggregate Principal Amount and the Interest accrued thereon, and the Corporation shall forthwith repay these amounts to the Lender. Notwithstanding the foregoing, without any notice being required from the Lender, the aggregate Indebtedness shall become immediately due and payable by the Corporation upon the occurrence of an Event of Default described in Sections 2.8(f), 2.8(g) or 2.8(h).

For greater certainty, the non-exercise by the Lender of any right or recourse pursuant to an Event of Default shall not imply a waiver of any right or recourse which is then available to the Lender nor shall it affect or exclude such right or recourse with respect to subsequent Events of Default.

2.9 Pre-emptive Right

In the event that the Corporation wishes to issue additional securities of the Corporation following the conversion of the Indebtedness but prior to the expiry or exercise of the warrants issued to the Lender in connection therewith, the Lender shall be given the right to subscribe for such number of additional securities, at the same price and on the same terms as the Corporation proposes to issue such securities, in order to maintain its proportionate shareholdings (on both a non-diluted and fully diluted basis).

2.10 Additional Financing Opportunities

Subject to Section 3.1(t), the Lender acknowledges and agrees that the terms and conditions set out in this Agreement shall not otherwise restrict in any manner whatsoever the Corporation's ability to pursue additional or alternative financing opportunities in order to develop its assets and Business.

ARTICLE 3 COVENANTS OF THE CORPORATION

3.1 Covenants of the Corporation

The Corporation covenants and agrees that, for as long as any Indebtedness is outstanding, it shall:

(a) pay all sums when due as required by this Agreement;

(b) observe and perform all of the covenants and obligations to be observed and performed by it under this Agreement;

(c) do or cause to be done all things necessary to preserve and keep in full force and effect (i) the corporate existence of the Corporation in good standing under the laws of its jurisdiction of incorporation, and (ii) all material contracts of the Corporation;

(d) preserve and maintain all necessary or desirable permits, and material trade-marks or trade-mark applications, trade names, certification marks, patents or patent applications, industrial designs, copyrights, URLs, internet domain names, owned by the Corporation, in each case including the payment of all maintenance and renewal fees, and goodwill, the loss or breach of which might reasonably be expected to cause a Material Adverse Change;

(e) maintain the confidentiality of all trade secrets, know-how and other information of a confidential or proprietary nature owned by the Corporation, the breach of which might reasonably be expected to cause a Material Adverse Change unless the disclosure of such confidential information is required to be made by the Corporation by applicable law;

(f) comply, in all material respects, with all the requirements of applicable law, and perform all obligations which, if contravened, could give rise to an Encumbrance over any of its property (or result in termination, forfeiture, distress or other remedy) or a Material Adverse Change;

(g) maintain a system of accounting which is established and administered in accordance with GAAP and keep adequate records and books of account in which accurate and complete entries shall be made in accordance with GAAP reflecting all transactions required to be reflected by GAAP;

(h) deliver to the Lender, on a quarterly basis or such other frequency as may be requested by the Lender, financial statements of the Corporation which reasonably reflect the financial affairs of the Corporation, prepared on a basis consistent with past practice. For clarity, past practice has been to prepare full annual financial statements in accordance with GAAP and monthly financial statements which are not in accordance with GAAP. For example, the Corporation's monthly financial statements do not include US/CDN currency conversions and depreciation;

(i) maintain all of its property used in the Business in good repair, working order and condition (ordinary wear and tear excepted);

(j) deliver to the Lender all annual financial statements concurrently with the delivery of those statements to the board of directors of the Corporation;

(k) notify the Lender in writing at least 30 days prior to changing its name, changing its principal place of business or moving any of its assets to any jurisdiction other than the Province of British Columbia other than in the ordinary course of Business of the Corporation;

(l) keep insured by financially sound and reputable insurers all property of the Corporation of a character usually insured by corporations engaged in the same or similar business against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations or as is required by law;

(m) permit the Lender and its authorized representatives and agents, upon giving at least 5 Business Days' prior written notice to (i) visit and inspect its properties during normal business hours, and (ii) inspect copies of its books and records;

(n) as soon as reasonably practicable after it becomes aware of the same, give notice to the Lender of (i) the commencement or threatened commencement of any Claim in any way relating adversely to the Corporation or any of its property, assets, permits or Business or which might reasonably be expected to cause a Material Adverse Change if adversely determined and (ii) of the occurrence of any default under any agreement or instrument to which the Corporation is a party, which could, with or without the passage of time, if not cured, constitute an Event of Default;

(o) notify the Lenders in writing of the occurrence of any Event of Default, or of any event which with or without the passage of time or the giving of notice, or both, would become an Event of Default, forthwith upon becoming aware thereof and specify in such notice the nature of the event and the steps taken or proposed to be taken to remedy the same;

(p) notify the Lender in writing at least 30 days prior to the effective date of a proposed Dissolution Event or Liquidity Event; provided that if the Corporation proceeds with a Liquidity Event, the Lender shall have the right for a period of 30 days after receipt of written notice of a proposed Liquidity Event to elect in writing to provide financing on the terms and subject to conditions set out in any term sheet or commitment documents evidencing such Liquidity Event;

(q) notify the Lenders of the occurrence of any event that might reasonably be expected to result in a Material Adverse Change forthwith upon becoming aware thereof and specify in such notice the nature of the event and the steps taken or proposed to be taken to remedy the same, if applicable;

(r) use the Loan only for (i) operational and working capital purposes, as approved by the board of directors of the Corporation, and (ii) the realization of the business plan as presented to the Lender;

(s) pay and discharge all taxes payable by it, withhold and collect all taxes required to be withheld and collected by it and remit such taxes to the appropriate governmental authority or Tax Authority in a timely fashion, and pay and discharge all obligations incidental to any trust imposed upon it by statute which, if unpaid, might become an Encumbrance upon any of its property, in each case unless such payment or discharge is contested in good faith by appropriate proceedings;

(t) inform the Lender of any actual or probable disagreement or dispute with any Tax Authority, and provide the Lender, upon request, with a copy of all correspondence with the Tax Authorities relating to any such disagreement or dispute; and

(u) to cause all the intellectual property presently owned by or licenced to, and all intellectual property subsequently acquired by or licenced to, the Borrower (or any direct or indirect affiliate, partnership or joint venture that the Corporation owns or is a party to) to be acquired, transferred, sublicenced or otherwise transitioned into or through the Avro Structure (or a structure substantially similar thereto) in which the Lender (or any direct or indirect affiliate, partnership or joint venture that the Lender owns or is a party to) is a party; *provided that* if the Borrower believes reasonably that flowing the intellectual property through the Avro Structure (or a structure substantially similar thereto) would affect detrimentally the Borrower's ability to acquire or licence the intellectual property, then the Borrower may, with the prior written consent of the Lender (such consent not to be unreasonably withheld) complete such acquisition or licencing of such intellectual property without utilizing the Avro Structure.

3.2 Failure to perform covenants

If the Corporation fails to perform any of the covenants contained in Section 3.1 and an Event of Default has occurred and is continuing, the Lender may, in its sole discretion, perform any such covenant capable of being performed by it, and if any such covenant requires the payment of money the Lender may make such payments. All sums so expended by the Lender shall be deemed to form part of the amounts due hereunder, shall bear interest at the same rate as the Principal Amount and shall be payable by the Corporation on demand. The covenants set forth in Section 3.1 also apply to any Subsidiaries and Affiliates of the Corporation.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Corporation

As of the date hereof and for so long as any Indebtedness remains outstanding hereunder, the Corporation represents and warrants to the Lender as follows and acknowledges that the Lender is relying upon the following representations and warranties in connection with making of the Loan:

(a) **Enforceability.** This Agreement and has been duly authorized, executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting generally the enforcement of creditors' rights.

(b) **Status.** The Corporation is duly incorporated and organized, and is validly existing under the laws of its jurisdiction of incorporation. The Corporation is duly registered, licensed or qualified and is up-to-date in the filing of all corporate and similar returns, under the laws of each jurisdiction in which the nature of its Business or the assets owned or leased by it makes such registration, licensing or qualification necessary, except that the Corporation is not current on its Canadian and U.S. tax filings. The Corporation is currently in a loss position in both Canada and the US; accordingly, there will be no payment or penalties due by the Corporation upon late filing. .

(c) **Location of Assets.** Schedule 4.1(c) contains a complete and correct list of all addresses and jurisdictions in which any assets of the Corporation are located.

(d) **Corporate Power.** The Corporation has the corporate power and capacity and is duly qualified to own or lease its assets and to carry on the Business as the same is presently conducted and proposed to be conducted and to enter into and carry out its obligations with respect to the transactions contemplated by this Agreement.

(e) **Capital of the Corporation.** Schedule 4.1(e) sets out particulars of the authorized and issued shares of the Corporation and the issued and outstanding stock options issued pursuant to the Existing Stock Option Plan. Other than the shares listed as issued and outstanding in Schedule 4.1(e), there are no other issued or outstanding shares or other securities in the capital of the Corporation. All the shares indicated on such schedule as being issued and outstanding have been duly authorized, validly issued and are outstanding as fully paid and non-assessable.

(f) **Shareholders Agreements.** There are no shareholder agreements, pooling agreements, voting trusts or other similar agreements or understandings with respect to the voting of the shares of the Corporation.

(g) **Subsidiaries.** The sole Subsidiary of Corporation is IndUS Pharmaceutical, Inc., such Subsidiary being wholly-owned by the Corporation.

(h) **Encumbrances.** The Corporation has good and marketable title to all of its personal property free and clear of any Encumbrance other than those Encumbrances granted to the Lender.

(i) **No Obligations to Issue Securities.** Except (i) as contemplated by this Agreement, and (ii) as otherwise listed in Schedule 4.1(e), there are no agreements, options, warrants, rights of conversion or exchange, pre-emptive rights, first refusal rights or other rights (contractual or statutory) pursuant to which the Corporation is, or may become, obligated to issue any shares or any securities convertible or exchangeable, directly or indirectly, into any shares of the Corporation.

(j) **No Contravention.** Neither the execution or delivery of this Agreement, the acceptance of the Loan by the Corporation or the performance by the Corporation of any of its other obligations under this Agreement will be in conflict or will, contravene, breach or result in any default under the articles and by-laws of the Corporation or under any mortgage, lease, agreement, other legally binding instrument, license, permit, statute, regulation, order, judgment, decree or law to which the Corporation is a party or by which it may be bound or subject.

(k) **Approvals and Consents.** No authorization, consent or approval of, or filing with or notice to, any Person is required of the Corporation in connection with the execution, delivery or performance of this Agreement or the issuance of shares of the Corporation upon conversion of the Loan in accordance herewith.

(l) **Representations and Warranties.** The representations and warranties contained in Section 5 of the Subscription Agreement shall be true and correct as of the date of issuance of any Common Shares hereunder.

(m) **Financial Statements.** The January 31, 2016 Financial Statements are true, correct and complete in all material respects and have been prepared in accordance with GAAP, applied on a basis consistent with those applied for each previous fiscal year of the Corporation. All material financial transactions of the Corporation for the relevant periods have been accurately recorded in such Financial Statements.

(n) **Claims.** Except as described in the Financial Statements:

(i) there are no Claims pending or threatened against the Corporation in respect of taxes, government charges or assessments, nor are any matters under discussion with any Tax Authority;

(o) there are no Claims pending or threatened against or adversely affecting, or which could materially adversely affect the Corporation or any of its assets or Business or which might involve the possibility of any judgment or liability against the Corporation; and

(p) the Corporation is conducting its Business in compliance with all applicable laws, including environmental laws.

(q) **Facts Disclosed.** The Corporation has disclosed to the Lenders all facts relating to the Business and assets of the Corporation which could reasonably be expected to be material to a prospective subscriber or lender.

4.2 Representations and Warranties of the Lender

The Lender represents and warrants to the Corporation as follows and acknowledges that the Corporation is relying upon the following representations and warranties in connection with its execution of this Agreement:

(a) **Enforceability.** This Agreement and has been duly authorized, executed and delivered by the Lender and constitutes a legal, valid and binding obligation of the Lender, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting generally the enforcement of creditors' rights.

(b) **Status.** The Lender is duly incorporated and organized, and is validly existing under the laws of its jurisdiction of incorporation. The Lender is duly registered, licensed or qualified and is up-to-date in the filing of all corporate and similar returns, under the laws of each jurisdiction in which the nature of its business or the assets owned or leased by it makes such registration, licensing or qualification necessary.

(c) **No Violation.** Neither the entering into or the delivery of this Agreement nor the completion of the transactions contemplated hereby will result in the violation of (i) any of the provisions of the constating documents of the Lender, (ii) any agreement or other instrument to which the Lender is a party to or by which it is bound, or (iii) any applicable laws.

4.3 Survival of Representations and Warranties

The representations and warranties contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall survive the execution of this Agreement and shall continue until full payment of all amounts due under this Agreement, or, if the Loan is converted in shares of the Corporation, for a period of two years following the Date of Conversion provided, however, that:

(a) Notwithstanding the foregoing, there shall be no termination of the representations and warranties set out in this Article 4 to the extent that the Corporation or the Lender, as the case may be, made such representation and warranty knowing it to be false or incomplete;

(b) The representations and warranties of the Corporation with respect to taxes shall terminate at the expiration of the period ending 90 days following the date on which no assessment, reassessment or other document assessing liability for tax, interest or penalties may be issued to the Corporation in respect of any taxation year ended prior to the date hereof pursuant to any applicable tax legislation; and

(c) No claim for breach of representation or warranty shall be valid unless the party against whom such claim is made has been given notice thereof before the date on which the applicable representation or warranty shall have terminated in accordance with the foregoing.

ARTICLE 5 INDEMNIFICATION

5.1 Indemnification of the Lender

The Corporation shall indemnify and save the Lender harmless from and against any Claims suffered or incurred by the Lender as a result of any breach of any representation, warranty, obligation, commitment or covenant contained in this Agreement on the part of the Corporation or in any certificate or document delivered pursuant to or contemplated by this Agreement whether or not the Lender had or should have had knowledge of such breach of representation or warranty, obligation, commitment or covenant, except where such Claims are attributable exclusively to the Lender's gross negligence or willful misconduct.

5.2 Notice of Claim

The Lender shall promptly give a written notice to the Corporation of any Claim for indemnification pursuant to Section 5.1. Such written notice shall specify whether the Claim arises as a result of a Claim by a Person against the Lender (a "**Third Party Claim**") or whether the Claim does not so arise (a "**Lender's Claim**"), and shall also specify with reasonable particularity (to the extent that the information is available):

(a) the factual basis for the Claim; and

(b) the amount of the Claim, or, if an amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.

5.3 Procedure for Indemnification

(a) **Lender's Claims**. With respect to Lender's Claims, following receipt of a written notice from the Lender of a Claim, the Corporation shall have 30 days to make such investigation of the Claim. For the purpose of such investigation, the Lender shall make available to the Corporation the information relied upon by the Lender to substantiate the Claim. If the Lender

and the Corporation agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Corporation shall pay to the Lender the full agreed upon amount of the Claim within 10 Business Days of such determination.

If the Lender and the Corporation do not agree within such 30 day period (or any mutually agreed upon extension thereof), the Lender and the Corporation agree that either party may thereafter commence a suit or action in a court of competent jurisdiction in the Province of British Columbia and each party hereto hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia.

(b) **Third Party Claims.** With respect to any Third Party Claim, the Corporation shall, after having admitted in writing liability towards the Lender, have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defense of such Third Party Claim and, in such event, the Corporation shall reimburse the Lender for all of the Lender's reasonable out-of-pocket expenses as a result of such participation or assumption. If the Corporation elects to assume such control, the Lender shall cooperate with the Corporation, shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Corporation and the Lender shall be retained by the Corporation. If the Corporation refuses to assume such control or, having elected to assume such control thereafter fails to defend any such Third Party Claim within a reasonable time, the Lender shall be entitled to assume such control and the Corporation shall be bound by the results obtained by the Lender with respect to such Third Party Claim.

5.4 Survival

The provisions of this Article 5 shall survive the Closing Date for the benefit of the parties.

ARTICLE 6 GENERAL MATTERS

6.1 Fees

(a) Concurrent with entering into this Agreement, the Corporation shall pay a documentation fee of $25,000 to the Lender.

(b) Except as otherwise provided herein, each of the parties shall pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement.

6.2 Assignment

Except as provided in this Section, no party may assign its rights or benefits under this Agreement without the prior written consent of the other party except that the Lender may assign its rights and benefits under this Agreement to (i) any Affiliate or a Person in which John Howard holds a, direct or indirect, majority interest, (ii) any person to whom it transfers all or substantially all of its assets, or (iii) any Persons who are shareholders of the Lender or any Affiliate thereof.

6.3 Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile, by electronic mail, by prepaid registered mail or by personal delivery as hereinafter provided. Any such notice or other communication, if sent by facsimile or by electronic mail,

shall be deemed to have been received on the Business Day following the sending, or if delivered by registered mail or personal delivery shall be deemed to have been received at the time it is delivered to the applicable address noted. Notice of change of address shall also be governed in accordance with this Section. Notices and other communications shall be addressed as follows:

(a) If to the Lender

Avro Capital Partners Inc.
200 Granville Street, Suite 2820
Vancouver, BC V7X 1M8
Attention: Brett Walker
Email: brett@avrocapital.com

(b) If to the Corporation:

Pivot Pharmaceuticals Inc.
1275 West 6th Avenue
Vancouver, BC V6H 1A6
Attention: Moira Ong
Email: mong@piovtpharma.com

6.4 Further Assurances

Each of the parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

6.5 Enurement

This Agreement shall be binding upon the parties hereto and shall be binding upon and enure to the benefit of the parties' respective successors (including those resulting from a merger, reorganization or amalgamation of the Corporation) and permitted assigns.

6.6 Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and replaces all prior agreements in respect thereof. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement.

6.7 Waiver, Amendment

No amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

6.8 Counterparts

This Agreement may be signed in counterparts and delivered via facsimile or electronic transmission in portable document format and each such counterpart shall constitute an original document and such counterparts, taken together, shall constitute one and the same document.

[The remainder of this page has been intentionally left blank. Signature page follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

PIVOT PHARMACEUTICALS INC.

Pravin R. Chaturvedi

Per: ______________________

Name: Pravin Chaturvedi
Title: CEO

AVRO CAPITAL PARTNERS INC.

Per: ______________________

Name: BRETT WALKER
Title: PRESIDENT.

Schedule 1.1(r)

Financial Statements

PIVOT PHARMACEUTICALS INC.

Consolidated Financial Statements

(Expressed in U.S. dollars)

Period ended July 31, 2016 (unaudited) and January 31, 2016

PIVOT PHARMACEUTICALS INC.
Consolidated Balance Sheets
(Expressed in U.S. dollars)

	July 31, 2016 $ (unaudited)	January 31, 2016 $
Assets		
Current assets		
Cash	3,050	71,639
Prepaid and other current assets	11,690	31,576
Total current assets	14,740	103,215
Security deposit	2,900	2,900
Total assets	17,640	106,115
Liabilities and Stockholders' Deficit		
Current liabilities		
Accounts payable and accrued liabilities	682,806	397,482
Due to related parties (Note 6)	39,274	37,622
Total liabilities	722,080	435,104
Stockholders' Deficit		
Common stock: Unlimited shares authorized, without par value, 75,572,100 and 74,722,100 shares issued and outstanding, respectively	7,317,873	7,054,499
Common stock issuable (Note 4)	4,378	16,206
Additional paid-in capital	10,208,982	6,174,601
Accumulated other comprehensive income	595,085	745,251
Accumulated deficit	(18,830,758)	(14,319,546)
Total stockholders' deficit	(704,440)	(328,989)
Total liabilities and stockholders' deficit	17,640	106,115

(The accompanying notes are an integral part of these consolidated financial statements)

PIVOT PHARMACEUTICALS INC.
Consolidated Statements of Operations
(Expressed in U.S. dollars)

	Three Months Ended July 31, 2016 $ (unaudited)	Three Months Ended July 31, 2015 $ (unaudited)	Six Months Ended July 31, 2016 $ (unaudited)	Six Months Ended July 31, 2015 $ (unaudited)
Revenue	–	–	–	–
Expenses				
Depreciation and amortization	–	92	–	183
Foreign exchange loss	63,129	3,219	77,359	4,366
General and administrative	72	600,006	974,421	874,769
Management fees (Note 6)	1,122,368	1,743,010	3,368,947	2,415,218
Professional fees	(6,171)	18,384	90,483	227,669
Total expenses	1,179,398	2,364,711	4,511,210	3,522,205
Loss from operations	(1,179,398)	(2,364,711)	(4,511,210)	(3,522,205)
Other (expenses) income				
Gain on change in fair value of derivative liabilities	–	6,167	–	14,958
Total other income	–	6,167	–	14,958
Net loss	(1,179,398)	(2,358,544)	(4,511,210)	(3,507,247)
Other comprehensive income				
Foreign currency translation adjustment	(36,363)	(325,139)	150,166	(403,746)
Net comprehensive loss	(1,215,761)	(2,683,683)	(4,361,044)	(3,910,996)
Net loss per share, basic and diluted	(0.02)	(0.03)	(0.06)	(0.05)
Weighted average shares outstanding – basic and diluted	75,179,627	78,850,723	75,010,761	75,801,336

(The accompanying notes are an integral part of these consolidated financial statements)

PIVOT PHARMACEUTICALS INC.
Consolidated Statements of Cash Flows
(Expressed in U.S. dollars)

	Six Months Ended July 31, 2016 $ (unaudited)	Six Months Ended July 31, 2015 $ (unaudited)
Operating activities		
Net loss	(4,511,210)	(3,507,247)
Adjustments to reconcile net loss to net cash used in operating activities:		
Depreciation	–	183
Fair value of stock options vested	3,858,395	–
Loss on change in fair value of derivative liabilities	–	(14,958)
Stock issued for services	252,598	3,456,669
Changes in operating assets and liabilities:		
Prepaids and other current assets	13,686	(989)
Accounts payable and accrued liabilities	271,953	20,133
Due to related parties	–	11,463
Net cash used in operating activities	(114,578)	(34,746)
Financing activities		
Proceeds from stock to be issued	–	240,000
Proceeds from related party advances	33,000	–
Net cash provided by financing activities	33,000	240,000
Effects of exchange rate changes on cash	12,989	1,403
(Decrease) increase in cash	(68,589)	206,657
Cash – beginning of period	71,639	839
Cash – end of period	3,050	207,496
Supplemental disclosures:		
Interest paid	–	–
Income tax paid	–	–

(The accompanying notes are an integral part of these consolidated financial statements)

1. Nature of Operations and Continuance of Business

Pivot Pharmaceuticals Inc. (the "Company") was incorporated in British Columbia under the Business Corporations Act on June 10, 2002. On April 7, 2015, the Company changed its name from Neurokine Pharmaceuticals Inc. to Pivot Pharmaceuticals Inc. The Company is in the business of developing and commercializing therapeutic pharmaceutical products, focused on the strategy of identifying new therapeutic treatments to address unmet medical needs in women's health.

These consolidated financial statements have been prepared on the going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. As of July 31, 2016, the Company has not earned any revenue, has a working capital deficit of $707,340 and an accumulated deficit of $18,830,758. The continued operations of the Company are dependent on its ability to generate future cash flows or obtain additional financing. These factors raise substantial doubt about the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the recorded assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

2. Significant Accounting Policies

(a) Basis of Presentation

The consolidated financial statements and the related notes of the Company are prepared in accordance with generally accepted accounting principles in the United States and are expressed in U.S. dollars. The Company's fiscal year-end is January 31.

(b) Use of Estimates

The preparation of these consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the useful life and recoverability of long-lived assets, assumptions used to determine the fair values of stock-based compensation and derivative liabilities and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company's estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

(c) Interim Financial Statements

These interim unaudited consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's consolidated financial position, results of operations and cash flows for the periods shown. The consolidated results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

(Expressed in U.S. dollars)

2. **Significant Accounting Policies** (continued)

(d) Basis of Consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company. Control is achieved where the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The consolidating entities include:

	% of ownership	Jurisdiction
Pivot Pharmaceuticals Inc.	Parent	Canada
IndUS Pharmaceuticals, Inc.	100%	USA

(e) Loss Per Share

The Company computes net loss per share in accordance with ASC 260, *Earnings Per Share*. ASC 260 requires presentation of both basic and diluted earnings per share ("EPS") on the face of the consolidated statement of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. At July 31, 2016 and 2015, the Company had 3,970,000 and zero potentially dilutive shares, respectively.

(f) Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its consolidated financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its consolidated financial position or results of operations.

3. **Property and Equipment**

	Cost $	Accumulated amortization $	July 31, 2016 Net carrying value $ (unaudited)	January 31, 2016 Net carrying value $
Office furniture and equipment	1,628	1,628	-	-

Depreciation expense included as a charge to income was $nil and $183 for the six months ended July 31, 2016 and 2015, respectively.

(Expressed in U.S. dollars)

4. Common Stock

(a) On February 10, 2016, the Company issued 100,000 shares of common stock to service providers for services provided valued at $68,000. The value of the common stock was based on the market price of the stock on the date of issuance.

(b) On February 29, 2016, March 31, 2016, May 2, 2016, May 31, 2016 and June 28, 2016, the Company issued 25,000 shares of common stock on each of these dates to the Company's CEO as monthly compensation valued at $15,000, $13,750, $7,500, $6,000, and $4,875, respectively. The value of the common stock was based on the market price of the stock on the date of issuance. On July 31, 2016, 25,000 shares of common stock were issuable to the Company's CEO as compensation and valued at $3,750.

(c) In June 2016, 600,000 shares of common stock were issued to service providers and valued at $144,500 based on the market price of the stock on the dates of issuances.

(d) On July 31, 2016, 25,000 shares of common stock, valued at $3,750, previously held in escrow were released to a member of the Company's Scientific Advisory Board ("SAB member"). The value of the common stock was based on the market price of the stock on the date of issuance. On July 31, 2016, common stock with a fair value of $628 remains issuable to this SAB member.

5. Stock Options

Effective December 30, 2015, the Company adopted a stock option plan. Under this plan, the Company may grant options to its directors, officers, employees and consultants up to an amount as determined by the Company and will be no more than a percentage of its outstanding common stock as may be required by the stock exchange the Company is listed with. The exercise price of the stock options will be determined by the Company and will be no less than any minimum exercise price as may be required by the stock exchange the Company is listed with.

The following table summarizes the continuity of the Company's stock options:

	Number of Options	Weighted Average Exercise Price (US$)	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (US$)
Outstanding, January 31, 2015	80,000	0.05	–	–
Granted	6,200,000	0.10	4.4	4,930,000
Expired	(80,000)	(0.05)	–	–
Outstanding, January 31, 2016	6,200,000	0.10	4.4	4,930,000
Granted	7,279,000	0.70	4.6	–
Forfeited	(2,000,000)	(0.10)	–	–
Outstanding, July 31, 2016	11,479,000	0.48	4.5	200,000

(Expressed in U.S. dollars)

5. **Stock Options** (continued)

The fair value of stock-based compensation expense was estimated using the Black-Scholes option pricing model and the following assumptions:

	Expected Volatility	Risk-free Interest Rate	Expected Dividend Yield	Expected Life (in years)
200,000 options expiring on November 30, 2020	387%	1.03%	0%	4.3
7,250,000 options expiring on February 22, 2021	433%	1.03%	0%	4.6
29,000 options expiring on May 2, 2021	433%	1.03%	0%	4.8

Additional information regarding stock options as of July 31, 2016, is as follows:

Options Outstanding	Options Exercisable	Exercise Price $	Expiry Date
200,000	100,000	0.25	November 30, 2020
4,000,000	4,000,000	0.10	December 14, 2020
7,250,000	3,625,000	0.70	February 22, 2021
29,000	26,000	0.34	May 2, 2021
11,479,000	7,751,000		

$556,211 of stock-based compensation have yet to be recognized and will be recognized in future periods.

6. **Related Party Transactions**

As at July 31, 2016, the Company owed $857 (January 31, 2016 - $800) to a director of the Company, which is unsecured, non-interest bearing, and due on demand.

As at July 31, 2016, the Company owed $33,297 (January 31, 2016 – Receivable of $866) to the Company's Chief Executive Officer.

As at July 31, 2016, the Company owed $6,274 (January 31, 2016 - $37,622) to related parties related to stock options to be granted pursuant to the Agreement and Plan of Merger and Acquisition Agreement dated as of November 4, 2015 between the Company and IndUS (Note 2).

On April 15, 2015, the Company issued 2,000,000 shares of common stock to an officer for services provided. This $191,356 of compensation expense has been included in professional fees.

7. **Subsequent Events**

On August 2, 2016, the Company issued 25,000 shares of common stock to its CEO as compensation, which shares were issuable as at July 31, 2016 (Note 4(b)). On August 30, 2016, the Company issued 25,000 shares of common stock to its CEO as compensation.

Schedule 2.2(a)(iii)

Financing Proposal

Schedule 4.1(c)

Location of Assets

Vancouver, BC, Canada

Boston, MA, USA

Schedule 4.1(e)

Capital of the Corporation

Unlimited common stock authorized, without par value

75,647,100 common stock issued and outstanding as of September 29, 2016